Consent of Independent Accountants

Searchlight Minerals Corp.

Las Vegas, Nevada

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on June 30, 2003 (Registration No. 333-106624) with respect to the registration of 50,000,000 shares of common stock of Searchlight Minerals Corp. (formerly Phage Genomics, Inc.) (the "Company") issuable pursuant to the Company's 2003 Nonqualified Stock Option Plan, of our report dated April 10, 2006 relating to the consolidated financial statements of the Company as of December 31, 2005 which appears in this Form 10-KSB. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

Kyle L. Tingle, CPA, LLC

Kyle L. Tingle, CPA, **LLC**

Las Vegas, Nevada
April 17, 2006